Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the inclusion, by reference in this Registration Statement on Form 10, of our report dated July 2, 2008, relating to the balance sheets of Darwin Resources, Inc. as of December 31, 2007 and 2006, and the related statements of operations and stockholders’ equity, and cash flows for the years then ended.

/s/ J. CRANE CPA, P.C.

Cambridge, Massachusetts
August 7, 2008